As filed with the Securities and Exchange Commission on January 13, 2017

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-209327

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-204715

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-202937

UNDER

THE SECURITIES ACT OF 1933

C&J ENERGY SERVICES LTD.

(Exact Name of Registrant as Specified in Its Charter)

C&J ENERGY SERVICES 2015 LONG TERM INCENTIVE PLAN

C&J ENERGY SERVICES, INC. 2010 STOCK OPTION PLAN

C&J ENERGY SERVICES, INC. 2006 STOCK OPTION PLAN

(Full title of the plans)

Bermuda	98-1188116
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Crown House Second Floor 4 Par-La-Ville Road Hamilton, HM08 Bermuda Telephone: (441) 279-4200	Danielle Hunter C&J Energy Services, Inc. 3990 Rogerdale Rd. Houston, Texas 77042 (713) 325-6000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), originally filed by C&J Energy Services Ltd., a Bermuda exempted company (the “Company”), with the Securities and Exchange Commission:

•	Registration Statement No. 333-202937, filed on March 23, 2015, registering an aggregate of 9,134,641 common shares of the Company under the C&J Energy Services, Inc. 2006 Stock Option Plan, C&J Energy Services, Inc. 2010 Stock Option Plan and the C&J Energy Services 2015 Long Term Incentive Plan.

•	Registration Statement No. 333-204715, filed on June 4, 2015, registering 4,010,645 common shares of the Company under the C&J Energy Services 2015 Long Term Incentive Plan.

•	Registration Statement No. 333-209327, filed on February 2, 2016, registering 6,600,000 common shares of the Company under the C&J Energy Services 2015 Long-Term Incentive Plan.

On December 16, 2016, an order confirming the plan of reorganization (the “Plan”) of C&J Energy Services Ltd. and certain of its subsidiaries (collectively, with the Company, the “Old C&J Companies”) was entered by the United States Bankruptcy Court for the Southern District of Texas, Houston Division. On January 6, 2017, the Old C&J Companies substantially consummated the Plan and emerged from their Chapter 11 cases. As part of the transactions undertaken pursuant to the Plan, the Company’s equity was cancelled and the Company transferred all of its assets and operations to C&J Energy Services, Inc. (“New C&J”). As a result, New C&J became the successor issuer to the Company pursuant to Rule 12g-3 of the Securities Exchange Act of 1934, as amended.

As a result of the completion of the transactions contemplated by the Plan, the Company has terminated all offerings of securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, the Company hereby removes from registration by means of this Post-Effective Amendment No. 1 all of such securities registered but unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, Texas on January 13, 2017.

C&J ENERGY SERVICES, INC.,
as successor to C&J Energy Services Ltd.

By:	/s/ Danielle Hunter
	Name:	Danielle Hunter
	Title:	Executive Vice President, General Counsel, Chief Risk and Compliance Officer and Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 has been signed below by the following persons in the capacities and on the dates indicated below.

/s/ Donald Jeffrey Gawick	President, Chief Executive Officer and Director (Principal Executive Officer)	January 13, 2017
Donald Jeffrey Gawick

/s/ Mark Cashiola	Chief Financial Officer and Chief Accounting Officer (Principal Financial and Principal Accounting Officer)	January 13, 2017
Mark Cashiola

/s/ Patrick Murray	Director and Chairman of the Board	January 13, 2017
Patrick Murray

/s/ Stuart Brightman	Director	January 13, 2017
Stuart Brightman

/s/ John Kennedy	Director	January 13, 2017
John Kennedy

/s/ Steven Mueller	Director	January 13, 2017
Steven Mueller

/s/ Michael Roemer	Director	January 13, 2017
Michael Roemer

/s/ Michael Zawadzki	Director	January 13, 2017
Michael Zawadzki